UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2005

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	1-6370	59-0914138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14100 N.W. 60th Avenue, Miami, Florida	33014

(Address of principal executive offices	(Zip Code)

Registrant's telephone number, including area code:	(305) 818-8000

____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.06 Material Impairments

        As noted in Elizabeth Arden, Inc.'s (the "Company") Form 8-K dated March 29, 2005, the Company entered into an agreement to sell its corporate headquarters and former distribution facility located on a 13-acre tract of land in Miami Lakes, Florida (the "Facility"). The agreement provides for a purchase price that depended on the assets the buyer acquired as part of the Facility and a 75-day inspection period during which the buyer could terminate the agreement for any reason.

        By the end of the inspection period, the Company was notified that the buyer elected to proceed with its purchase of the facility and declined its option to purchase certain equipment, furniture and related assets at the contractually stipulated prices. Closing on the transaction is expected to occur in July 2005. As a result of this decision and the likelihood that the transaction will be consummated, the Company conducted an asset impairment test on the Facility and associated office and distribution facility equipment, furniture and related assets. Based on this analysis, on June 13, 2005, the Company determined that it will record in the fourth quarter ended June 30, 2005, a non-cash charge of between approximately $2.1 million to $2.3 million related to the impairment of assets that are part of, or used in, the Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ELIZABETH ARDEN, INC.

Date: June 20, 2005	By: /s/ Stephen J. Smith

Stephen J. Smith Executive Vice President and Chief Financial Officer